EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in the registration statement of The Singing Machine Company, Inc. on Form S-8 (File No. 333-59684) filed with the Securities and Exchange Commission ("SEC") on April 27, 2001 and the registration statement on Form S-3 (File No. 333-70142) filed with the SEC on September 27, 2001 of our report dated May 23, 2002, with respect to the consolidated financial statements of The Singing Machine Company, Inc. and subsidiary, for the years ended March 31, 2002 and 2001, included in this Annual Report, as amended, on the Form 10-KSB for the year ended March 31, 2002.



/s/ SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 22, 2002